Jonathan Leff
466 Lexington Avenue
New York, New York 10017
InterMune, Inc. (ITMN)
November 25, 2003


                               Continuation Sheet

                                     Form 4

                  Statement of Changes in Beneficial Ownership

Exhibit 99
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     Includes shares of common stock, par value $0.001 per share ("Common
     Stock"), held by Warburg, Pincus Equity Partners, L.P. and three affiliated partnerships (the "WPEP Group"). Warburg Pincus & Co. ("WP") is the sole general partner of each of the partnerships of the WPEP Group. WP is managed by Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC) ("WP LLC"). By reason of the provisions of Rule 16a-1 of the Exchange Act, WP and WP LLC may be deemed to be the beneficial owners of the Common Stock held by WPEP, although both WP and WP LLC disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. Jonathan Leff, a director of InterMune, Inc., is a managing director and member of WP LLC and a general partner of WP. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the WPEP Group. All shares indicated as owned by Mr. Leff are included because of his affiliation with the entities above. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein.


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